                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1)b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13D-2(b)

                              (Amendment No. 7)*


                         General Dynamics Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
     --------------------------------------------------------------------
                        (Title of Class of Securities)


                                  369550 10 8
          -----------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)

CUSIP No. 369550 10 8                   13G            Page 2 of 12 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
     Warren E. Buffett


2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)/X/
                                                        (B)/ /


3    SEC USE ONLY

4    CITIZEN OR PLACE OF ORGANIZATION
     United States Citizen

        NUMBER OF     5   SOLE VOTING POWER
         SHARES                  -0-

       BENEFICIALLY   6   SHARED VOTING POWER
         OWNED BY              7,693,637

           EACH       7   SOLE DISPOSITIVE POWER
         REPORTING               -0-
        PERSON WITH
                      8   SHARED DISPOSITIVE POWER
                               7,693,637

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,693,637

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.1%

12   TYPE OF REPORTING PERSON
     IN

CUSIP No. 369550 10 8                   13G            Page 3 of 12 Pages

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
     Berkshire Hathaway Inc.


2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)/X/
                                                        (B)/ /

3    SEC USE ONLY

4    CITIZEN OR PLACE OF ORGANIZATION
     Delaware Corporation

        NUMBER OF           5   SOLE VOTING POWER
         SHARES                       -0-

       BENEFICIALLY         6   SHARED VOTING POWER
         OWNED BY                   7,693,637

           EACH             7   SOLE DISPOSITIVE POWER
         REPORTING                    -0-
        PERSON WITH
                            8   SHARED DISPOSITIVE POWER
                                    7,693,637

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,693,637

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.1%

12   TYPE OF REPORTING PERSON
     HC, CO

CUSIP No. 369550 10 8                   13G            Page 4 of 12 Pages

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     OBH Inc.


2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)/X/
                                                        (B)/ /


 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      Nebraska Corporation

        NUMBER OF          5   SOLE VOTING POWER
         SHARES                      -0-

       BENEFICIALLY        6   SHARED VOTING POWER
         OWNED BY                  7,693,637

           EACH            7   SOLE DISPOSITIVE POWER
         REPORTING                   -0-
        PERSON WITH
                           8   SHARED DISPOSITIVE POWER
                                   7,693,637

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,693,637

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.1%

12   TYPE OF REPORTING PERSON
     HC, CO

CUSIP No. 369550 10 8                   13G            Page 5 of 12 Pages

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     National Indemnity Company


2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)/X/
                                                        (B)/ /


 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      Nebraska Corporation

        NUMBER OF          5   SOLE VOTING POWER
         SHARES                      -0-

       BENEFICIALLY        6   SHARED VOTING POWER
         OWNED BY                  6,182,437

           EACH            7   SOLE DISPOSITIVE POWER
         REPORTING                   -0-
        PERSON WITH
                           8   SHARED DISPOSITIVE POWER
                                   6,182,437

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,182,437

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.9%

12   TYPE OF REPORTING PERSON
     IC

CUSIP No. 369550 10 8                   13G            Page 6 of 12 Pages

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     National Fire and Marine Insurance Company

2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)/X/
                                                        (B)/ /


 3    SEC USE ONLY

 4    CITIZEN OR PLACE OF ORGANIZATION
      Nebraska Corporation

        NUMBER OF                5   SOLE VOTING POWER
         SHARES                              -0-

       BENEFICIALLY              6   SHARED VOTING POWER
         OWNED BY                         1,511,200

           EACH                  7   SOLE DISPOSITIVE POWER
         REPORTING                            -0-
        PERSON WITH
                                 8   SHARED DISPOSITIVE POWER
                                             1,511,200

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,511,200

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.2%

12   TYPE OF REPORTING PERSON
     IC

ITEM 1(a). NAME OF ISSUER:

  General Dynamics Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

  3190 Fairview Park Drive
  Falls Church, Virginia 22042

ITEM 2(a). NAME OF PERSONS FILING:
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c). CITIZENSHIP:

  Warren E. Buffett
  1440 Kiewit Plaza
  Omaha, Nebraska 68131
  United States Citizen

  Berkshire Hathaway Inc.
  1440 Kiewit Plaza
  Omaha, Nebraska 68131
  Delaware Corporation

  OBH Inc.
  1440 Kiewit Plaza
  Omaha, NE 61831

  National Indemnity Company
  3024 Harney Street
  Omaha, Nebraska 68131
  Nebraska Corporation

  National Fire and Marine Insurance Company
  3024 Harney Street
  Omaha, Nebraska 68131
  Nebraska Corporation

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

  Common Stock

ITEM 2(e). CUSIP NUMBER:

  369550 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

  (a) [ ]   Broker or Dealer registered under Section 15 of the Act:

  (b) [ ]   Bank as defined in Section 3(a)(6) of the Act:

  (c) [x]   Insurance Company as defined in Section 3(a)(19) of the Act:

    National Indemnity Company
    National Fire and Marine Insurance Company

  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940:

  (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940:

  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund:

  (g) [x]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G):

    Berkshire Hathaway Inc.
    OBH Inc.
    Warren E. Buffett (an individual who may be deemed to control
    Berkshire Hathaway Inc.

  (h) [x]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

    See Exhibit A

ITEM 4.   OWNERSHIP

  WARREN E. BUFFETT

  (a)  Amount Beneficially Owned:

    7,693,637

  (b)  Percent of Class:

     6.1%

  (c)  Number of shares as to which such person has:

       (i)  sole power to vote or to direct the vote

              -0-

       (ii)  shared power to vote or to direct the vote

             7,693,637

    (iii) sole power to dispose or direct the disposition of

             -0-

    (iv)  shared power to dispose or to direct the disposition of

          7,693,637

  BERKSHIRE HATHAWAY INC.

  (a)  Amount Beneficially Owned:

           7,693,637

  (b)  Percent of Class:

            6.1%

  (c)  Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote

             -0-

       (ii)  shared power to vote or to direct the vote

             7,693,637

       (iii) sole power to dispose or direct the disposition of

             -0-

       (iv)  shared power to dispose or to direct the disposition of

             7,693,637

  OBH Inc.

  (a)  Amount Beneficially Owned:

           7,693,637

  (b)  Percent of Class:

            6.1%

  (c)  Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote

             -0-

       (ii)  shared power to vote or to direct the vote

             7,693,637

       (iii) sole power to dispose or direct the disposition of

             -0-

       (iv)  shared power to dispose or to direct the disposition of

             7,693,637

  NATIONAL INDEMNITY COMPANY

  (a)  Amount Beneficially Owned:

           6,182,437

  (b)  Percent of Class:

            4.9%

  (c)  Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote

             -0-

       (ii)  shared power to vote or to direct the vote

             6,182,437

       (iii) sole power to dispose or direct the disposition of

             -0-

       (iv)  shared power to dispose or to direct the disposition of

             6,182,437

  NATIONAL FIRE AND MARINE INSURANCE COMPANY

  (a)  Amount Beneficially Owned:

          1,511,200

  (b)  Percent of Class:

          1.2%

  (c)  Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote

             -0-

       (ii)  shared power to vote or to direct the vote

             1,511,200

       (iii) sole power to dispose or direct the disposition of

             -0-

       (iv)  shared power to dispose or to direct the disposition of

             1,511,200

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

  Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

  National Indemnity Company and National Fire and Marine
  Insurance Company

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

  See Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

  Not Applicable

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURES

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 16th day of March, 1999


/s/ Warren E. Buffett
-------------------------
Warren E. Buffett

BERKSHIRE HATHAWAY INC.                      NATIONAL INDEMNITY COMPANY



By /s/ Warren E. Buffett                     By /s/ Warren E. Buffett
  ---------------------                        ------------------------
  Warren E. Buffett                            Warren E. Buffett
  Chairman of the Board                        Chairman of the Board

NATIONAL FIRE AND MARINE                     OBH, Inc.
   INSURANCE COMPANY


                                             By /s/ Warren E. Buffett
By /s/ Warren E. Buffett                       ---------------------
  --------------------                         Warren E. Buffett
  Warren E. Buffett                            Chairman of the Board
  Chairman of the Board